Exhibit 99.1
FuelCell Energy Reports Fourth Quarter Results
and Latest Accomplishments
•	Seven orders totaling 12.7 MW received during the fourth quarter of 2010
•	Year-end product sales and service backlog totaled $154 million, up 70% from 2009
•	Cost ratio improved to 1.21 for the fourth quarter from 1.39 one year ago

•	Production levels increased during the fourth quarter to 35 MW annually
DANBURY, CT — December 13, 2010 — FuelCell Energy, Inc. (Nasdaq:FCEL), a leading manufacturer of ultra-clean, efficient and reliable power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today reported results for its fourth quarter and fiscal year ended October 31, 2010 along with its latest accomplishments.
Financial Results
FuelCell Energy reported total revenues for the fourth quarter of 2010 of $19.7 million compared to $20.4 million in the same period last year. Product sales and revenues in the fourth quarter were $17.2 million compared to $16.7 million in the prior year quarter. Orders and long term service agreements received in the fourth quarter of 2010 increased total product sales and service backlog by 70 percent to $154.3 million at October 31, 2010 compared to $90.7 million as of October 31, 2009.
Margins for product sales and revenues improved over the prior year quarter by $2.8 million, due to lower product and commissioning costs. The product cost-to-revenue ratio was 1.21-to-1.00 in the fourth quarter of 2010 compared to 1.39-to-1.00 in the fourth quarter of 2009 due to product cost reductions.
Research and development contract revenue was $2.5 million for the fourth quarter of 2010 compared to $3.7 million for the fourth quarter of 2009 as phase II of the solid oxide fuel cell development contract with the U.S. Department of Energy (DOE) neared conclusion. The Company’s research and development backlog totaled $9.7 million as of October 31, 2010 compared to $14.2 million as of October 31, 2009. The Company submitted a proposal to the DOE of approximately $34 million to participate in the third phase of the solid oxide fuel cell development program and expects a decision by early 2011.
Net loss to common shareholders for the fourth quarter of 2010 of $12.9 million, or $0.11 per basic and diluted share, compared to net loss to common shareholders of $15.6 million or $0.20 per basic and diluted share in the fourth quarter of 2009. Higher product margins drove this improvement.

FuelCell Energy Fourth Quarter 2010 Results	Page 2

For the year ended October 31, 2010, FuelCell Energy reported revenue of $69.8 million compared to $88.0 million for the comparable prior year. Product sales and revenues were $59.2 million compared to $73.8 million for the comparable prior year due to decreased order activity in the first half of 2010 and the sales mix weighted towards fuel cell modules from complete power plants. Research and development contract revenue was $10.6 million compared to $14.2 million for the year ended October 31, 2009.
Net loss to common shareholders for the year ended October 31, 2010 was $58.9 million or $0.63 per basic and diluted share compared to $71.9 million or $0.99 per basic and diluted share for the year ended October 31, 2009. Margins for product sales and revenues improved by $14.4 million over the prior year, primarily due to lower product costs. The product cost-to-revenue ratio was 1.32-to-1.00 for fiscal year 2010 compared to 1.45-to-1.00 for the prior fiscal year.
Total cash, cash equivalents and investments in U.S. Treasuries were $54.6 million as of October 31, 2010. Net cash use for the fourth quarter was $13.3 million. Total cash use in fiscal year 2010 was $42.4 million compared to total cash use of $79.5 million in fiscal year 2009, excluding proceeds of public offerings of common stock. The favorable impact of improved product margins and the timing of customer payments received in 2010 drove lower cash utilization. Capital spending for the fourth quarter was $0.5 million and depreciation expense was $1.9 million.
Corporate Highlights
“Recent order activity combined with a growing order pipeline caused us to increase annual production levels to 35 megawatts by the end of the fourth quarter,” said R. Daniel Brdar, Chairman and CEO of FuelCell Energy, Inc. “The U.S. market was very active with orders from multiple end markets including installations at major California water treatment facilities, a University of California campus and a US Navy base. We expect the fuel cell market to remain strong domestically from both municipal and commercial customers, and the South Korean market to expand based on the adoption of the renewable portfolio standard.”
Market Activity
FuelCell Energy is a world leader in the development and production of stationary fuel cells. Direct FuelCell (DFC®) power plants are generating power at more than 50 locations globally and have cumulatively generated over 650 million kilowatt hours (kWh) of clean power. Key geographic and vertical markets are driving sales of DFC power plants.
California: Clean energy deployment remains a focus in California with 12.1 MW of orders announced during the fourth quarter of 2010. These orders will utilize a variety of fuels, including renewable biogas, directed biogas and natural gas:
•	6.2 MW of power plants will be located at wastewater treatment facilities and will utilize renewable biogas for fuel. These orders included a repeat customer as a municipal water district chose to utilize DFC power plants at another one of their wastewater treatment plants following an initial purchase in 2007.

FuelCell Energy Fourth Quarter 2010 Results	Page 3

•	4.5 MW of power plants will operate on directed biogas in San Diego, California including locations at the University of California, a city-owned pump station and a wastewater treatment plant. Renewable biogas generated from the wastewater treatment process will be cleaned and injected into an existing gas pipeline to fuel the power plants.
•	A 1.4 MW power plant will be located at a municipal-owned pump station and will operate on natural gas. The favorable economic profile of the DFC plant combined with the ability to meet current and future clean air regulations drove the purchasing decision.
The financing used for these projects included publicly issued bonds, equity and debt investments by investors and commercial bank financing.
Municipal water treatment operations are an attractive market opportunity as the renewable baseload power attributes of fuel cells meet their need for clean power around-the-clock and help to solve pollutant emission challenges. Clean air permitting is a significant hurdle in some regions of California. Due to the electrochemical reaction that replaces combustion, virtually no pollutants are released by the fuel cell, simplifying and accelerating the clean air permitting process. The 2.8 MW DFC3000 was recently certified under the California Air Resources Board’s distributed generation standards demonstrating the ability of the plant to meet challenging clean air standards.
U.S. Department of Defense: The Company continues to expand its relationship with the U.S. Department of Defense (DoD), announcing two contracts during the fourth quarter of 2010. The need for ultra-clean and reliable distributed generation by the DoD drove an order for two 300 kilowatt (kW) DFC300 power plants, which will be installed at U.S. Navy Submarine Base New London. The Company will also install and service a 300 kW DFC300 owned by the DoD under a demonstration program at U.S. Army Base Camp Parks, California.
South Korea: The South Korean Government passed a Renewable Portfolio Standard (RPS) beginning in 2012 that mandates 350 MW of renewable energy per year through 2016, and 700 MW per year through 2022. Fuel cells operating on natural gas and biogas fully qualify under the mandates of the program.
In response to the RPS, POSCO Power is investing in local fuel cell production capacity in South Korea. The 100 MW fuel cell stack module assembly plant is expected to begin production in early 2011 using fuel cell components shipped from the United States. This localization strategy allows FuelCell Energy to reduce costs, and ensure that products meet the needs of individual markets.
Under a joint development agreement announced subsequent to the fiscal year ended October 31, 2010, POSCO Power will fund the development of a small-scale Direct FuelCell power plant targeted at the commercial/apartment building market in Asia. The $5.8 million contract will be funded in stages as performance milestones are reached.

FuelCell Energy Fourth Quarter 2010 Results	Page 4

Connecticut: The Company continues active discussions with private and government financing sources for the 43.5 MW of fuel cell projects selected and approved by the Connecticut Department of Utility Control (CDUC).
Government Research and Development Contracts
Advanced Hydrogen Programs:
•	A DFC300-H2 power plant has been installed at a wastewater treatment facility in Los Angeles, California to supply 1) hydrogen for use in fuel cell vehicle refueling, 2) clean electricity, and 3) high quality heat for the wastewater treatment process. The plant began operating on natural gas during the fourth quarter of 2010 and is expected to be operational on renewable biogas by early 2011. The demonstration is being performed under sub-contract to Air Products (NYSE: APD) with the majority of funding provided by the U.S. Department of Energy (DOE).
•	The Company was awarded approximately $2.8 million during the fourth quarter of 2010 by the DOE to demonstrate the hydrogen production capacity of a DFC power plant for use by the metal processing industry. A DFC300-H2 will be configured to generate three value streams including: 1) hydrogen for use in a heat treating process, 2) clean electricity, and 3) high quality heat. Over 600 companies operate in the metal processing industry in the USA, representing a significant potential market.
Hydrogen Compression: The Company was awarded approximately $2.0 million during the fourth quarter of 2010 by the DOE to further develop and demonstrate a highly efficient and reliable method for compressing hydrogen utilizing its solid-state Electrochemical Hydrogen Compressor (EHC) technology. The EHC technology can be utilized to compress hydrogen for storage, transport and subsequent use for vehicle refueling or other industrial applications.
Solid Oxide Fuel Cell Development: The Company continues to partner with Versa Power Systems Inc., for the development of a Large Scale Coal-Based Solid Oxide Fuel Cell under the U.S. Department of Energy Solid State Energy Conversion Alliance (SECA) Program. The FuelCell Energy/Versa team met cost and performance objectives for a minimum 25 kW fuel cell stack in Phase II of the program. The full scale advanced fuel cell system to be demonstrated in Phase III is expected to incorporate an SOFC module with an output of up to 250 kW to efficiently convert the energy contained in coal to ultra-clean grid electrical power.
Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on December 14, 2010 to discuss the fourth quarter and year-end 2010 results.

FuelCell Energy Fourth Quarter 2010 Results	Page 5

Participants can access the live call via webcast on the Company website or by telephone as follows:
•	The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home Page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7002
•	Outside the U.S. and Canada, please call 678-809-1042
•	The passcode is ‘FuelCell Energy’
The webcast of the conference call will be archived on the Company’s Investors’ Page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on Monday, December 20, 2010:
•	From the U.S. and Canada please dial 800-642-1687
•	Outside the U.S. or Canada please call 706-645-9291
•	Enter confirmation code 27568945
About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 650 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com.
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com
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FuelCell Energy Fourth Quarter 2010 Results	Page 6

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)

	October 31,
	2010	October 31,
	(Unaudited)	2009
ASSETS
Current assets:
Cash and cash equivalents	$20,467	$57,823
Investments — U.S. treasury securities	25,019	7,004
Accounts receivable, net	18,066	22,920
Inventories, net	33,404	25,433
Other current assets	5,253	6,499

Total current assets	102,209	119,679

Property, plant and equipment, net	26,679	32,394
Investments — U.S. treasury securities	9,071	—
Investment in and loans to affiliate	9,837	10,064
Other assets, net	2,733	551

Total assets	$150,529	$162,688

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$976	$997
Accounts payable	10,267	8,484
Accounts payable due to affiliate	575	1,584
Accrued liabilities	16,721	13,808
Deferred revenue, royalty income and customer deposits	25,499	17,013

Total current liabilities	54,038	41,886

Long-term deferred revenue and royalty income	8,042	10,124
Long-term debt and other liabilities	4,056	4,410

Total liabilities	66,136	56,420

Redeemable preferred stock of subsidiary	16,849	14,976

Redeemable preferred stock (liquidation preference of $64,020 at October 31, 2010 and $64,120 at October 31, 2009)	59,857	59,950

Total Equity:
Shareholders’ equity
Common stock ($.0001 par value); 150,000,000 shares authorized; 112,965,725 and 84,387,741 shares issued and outstanding at October 31, 2010 and October 31, 2009, respectively.	11	8
Additional paid-in capital	663,951	631,296
Accumulated deficit	(655,623)	(599,960)
Accumulated other comprehensive income (loss)	11	(2)
Treasury stock, Common, at cost (5,679 shares at October 31, 2010 and 2009)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ equity	8,350	31,342
Noncontrolling interest in subsidiaries	(663)	—

Total equity	7,687	31,342

Total liabilities and equity	$150,529	$162,688

FuelCell Energy Fourth Quarter 2010 Results	Page 7

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(unaudited)
(Amounts in thousands, except share and per share amounts)

	Three Months Ended
	October 31,
	2010	2009
Revenues:
Product sales and revenues	$17,193	$16,727
Research and development contracts	2,508	3,685

Total revenues	19,701	20,412

Costs and expenses:
Cost of product sales and revenues	20,877	23,213
Cost of research and development contracts	2,428	2,941
Administrative and selling expenses	4,262	4,086
Research and development expenses	4,235	4,220

Total costs and expenses	31,802	34,460

Loss from operations	(12,101)	(14,048)

Interest expense	(9)	(74)
Loss from equity investment	(154)	(235)
Interest and other income, net	375	130

Loss before redeemable preferred stock of subsidiary	(11,889)	(14,227)

Accretion of redeemable preferred stock of subsidiary	(604)	(533)

Loss before provision for income taxes	(12,493)	(14,760)

Provision for income taxes	(23)	—

Net loss	(12,516)	(14,760)

Net loss attributable to noncontrolling interest	393	—

Net loss attributable to FuelCell Energy, Inc.	(12,123)	(14,760)

Preferred stock dividends	(800)	(802)

Net loss to common shareholders	$(12,923)	$(15,562)

Net loss per share to common shareholders
Basic	$(0.11)	$(0.20)
Diluted	$(0.11)	$(0.20)

Weighted average shares outstanding
Basic	112,962,059	77,625,323
Diluted	112,962,059	77,625,323

FuelCell Energy Fourth Quarter 2010 Results	Page 8

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Amounts in thousands, except share and per share amounts)

	Twelve Months Ended
	October 31,
	2010
	(Unaudited)	2009
Revenues:
Product sales and revenues	$59,226	$73,804
Research and development contracts	10,551	14,212

Total revenues	69,777	88,016

Costs and expenses:
Cost of product sales and revenues	78,060	107,033
Cost of research and development contracts	10,370	10,994
Administrative and selling expenses	17,150	17,194
Research and development expenses	18,562	19,160

Total costs and expenses	124,142	154,381

Loss from operations	(54,365)	(66,365)

Interest expense	(127)	(265)
Loss from equity investment	(730)	(812)
Interest and other income, net	1,354	860

Loss before redeemable preferred stock of subsidiary	(53,868)	(66,582)

Accretion of redeemable preferred stock of subsidiary	(2,367)	(2,092)

Loss before provision for income taxes	(56,235)	(68,674)

Provision for income taxes	(91)	—

Net loss	(56,326)	(68,674)

Net loss attributable to noncontrolling interest	663	—

Net loss attributable to FuelCell Energy, Inc.	(55,663)	(68,674)

Preferred stock dividends	(3,201)	(3,208)

Net loss to common shareholders	$(58,864)	$(71,882)

Net loss per share to common shareholders
Basic	$(0.63)	$(0.99)
Diluted	$(0.63)	$(0.99)

Weighted average shares outstanding
Basic	93,925,863	72,392,928
Diluted	93,925,863	72,392,928